Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-249459 and 333-249459-01

Spirit Realty, L.P.

$450,000,000 2.100% Senior Notes due 2028 (the “2028 Notes”)

$350,000,000 2.700% Senior Notes due 2032 (the “2032 Notes” and, together with the 2028 Notes, the “Notes”)

Fully and unconditionally guaranteed by Spirit Realty Capital, Inc.

February 22, 2021

Term Sheet

Issuer:	Spirit Realty, L.P.

Guarantor:	Spirit Realty Capital, Inc.

Securities:	2.100% Senior Notes due 2028 2.700% Senior Notes due 2032

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa3 (Positive) / BBB (Stable) / BBB (Stable)

Aggregate Principal Amount:	2028 Notes: $450,000,000 2032 Notes: $350,000,000

Stated Maturity Date:	2028 Notes: March 15, 2028 2032 Notes: February 15, 2032

Issue Price:	2028 Notes: 99.364% of the principal amount 2032 Notes: 99.344% of the principal amount

Coupon (Interest Rate):	2028 Notes: 2.100% per annum 2032 Notes: 2.700% per annum

Yield to Maturity:	2028 Notes: 2.198% 2032 Notes: 2.770%

Benchmark Treasury:	2028 Notes: UST 0.750% due January 31, 2028 2032 Notes: UST 1.125% due February 15, 2031

Benchmark Treasury Price and Yield:	2028 Notes: 98-11 / 0.998% 2032 Notes: 97-23 / 1.370%

Spread to Benchmark Treasury Yield:	2028 Notes: +120 basis points 2032 Notes: +140 basis points

Interest Payment Dates:	2028 Notes: March 15 and September 15 of each year, beginning on September 15, 2021 2032 Notes: February 15 and August 15 of each year, beginning on August 15, 2021

Optional Redemption:

2028 Notes

•  Prior to January 15, 2028 (two months prior to the Stated Maturity Date of the 2028 Notes), “make-whole” call at T+20 basis points (calculated as though the actual Stated Maturity Date of the 2028 Notes was January 15, 2028)

•  On or after January 15, 2028 (two months prior to the Stated Maturity Date of the 2028 Notes), par call

2032 Notes

•  Prior to November 15, 2031 (three months prior to the Stated Maturity Date of the 2032 Notes), “make-whole” call at T+25 basis points (calculated as though the actual Stated Maturity Date of the 2032 Notes was November 15, 2031)

•  On or after November 15, 2031 (three months prior to the Stated Maturity Date of the 2032 Notes), par call

CUSIP / ISIN:	2028 Notes: 84861T AH1 / US84861TAH14 2032 Notes: 84861T AJ7 / US84861TAJ79

Trade Date:	February 22, 2021

Settlement Date:	March 3, 2021 (T+7); under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the second business day prior to the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

Joint Book-Running Managers:

BofA Securities, Inc.

RBC Capital Markets, LLC

Wells Fargo Securities, LLC
Capital One Securities, Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
Truist Securities, Inc.

Co-Managers:	Fifth Third Securities, Inc. Regions Securities LLC Stifel, Nicolaus & Company, Incorporated U.S. Bancorp Investments, Inc. Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or by calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.